EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of La Jolla Pharmaceutical Company for the registration of 21,999,985 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2005, with respect to: (1) the consolidated financial statements of La Jolla Pharmaceutical Company, and (2) La Jolla Pharmaceutical Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of La Jolla Pharmaceutical Company, included in its Annual Report (Form 10-K), for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
January 18, 2006